Exhibit 99.1

MEDIMMUNE REPORTS RECORD REVENUES FOR 2003 SIX-MONTH PERIOD AND SECOND QUARTER

-Strong Product Sales Growth and Recent FDA Approval of FluMist™ Driving Positive Results-

2003 Six-Month Highlights

• Total revenues increased 41 percent to $554 million
• Worldwide Synagis® sales increased 37 percent to $447 million
• Ethyol® sales grew 49 percent to $52 million
• Adjusted net earnings more than doubled to $128 million ($0.50 per diluted share); GAAP earnings grew to $123 million ($0.48 per diluted share)
• FluMist™ approved for marketing by the FDA and recommended by Advisory Committee on Immunization Practices
• Formed alliance with Micromet to develop MT103 for B cell lymphoma

GAITHERSBURG, MD, July 24, 2003 – MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for the first six months of 2003 increased 41 percent to $554 million from $393 million in the first six months of 2002. Product sales for the 2003 six-month period grew 37 percent to $518 million, driven primarily by a 37-percent increase in sales of Synagis® (palivizumab) to $447 million and by a 49-percent increase in sales of Ethyol® (amifostine) to $52 million.

MedImmune’s total revenues for the 2003 second quarter increased 85 percent to $118 million from $64 million in the 2002 second quarter. Sales of Synagis in the 2003 quarter increased 69 percent to $55 million, while sales of Ethyol grew 49 percent to $25 million. Total revenues for the 2003 second quarter also included approximately $30 million in other revenues associated milestone payments for the approval of FluMist™ (influenza virus vaccine live, intranasal), as well as for exceeding $100 million in end-user sales of Synagis outside the U.S. in a single respiratory syncytial virus (RSV) season.

“What a quarter for the company, and more importantly, what an exciting time in our history,” commented David M. Mott, MedImmune’s chief executive officer. “The second quarter of 2003 was incredibly productive on all fronts, with Synagis and Ethyol performing well ahead of plan and FluMist receiving marketing approval by the U.S. Food and Drug Administration and favorable recommendations from the Advisory Committee on Immunization Practices. In other parts of the business, we’ve recently completed an issuance of $500 million of Convertible Notes, and begun a multiyear stock repurchase program. We also continue to build our pipeline with the recently announced alliance with Micromet, a private German biotechnology company.”

For the first six months of 2003, MedImmune reported net earnings of $123 million, or $0.48 per diluted share, computed in accordance with generally accepted accounting principles (GAAP). For the first six months of 2002, MedImmune reported a GAAP net loss of $1.1 billion, or $4.62 per share. The 2002 loss primarily reflects the impact of a $1.2 billion charge for acquired in-process research and development associated with the acquisition of MedImmune Vaccines, Inc. (formerly known as Aviron) in January 2002.

For the second quarter of 2003, MedImmune reported net earnings of $13 million, or $0.05 per diluted share on a GAAP basis. In the 2002 second quarter, MedImmune reported a loss of $29 million, or $0.12 per share, on a GAAP basis.

Cash and marketable securities at June 30, 2003 were $1.6 billion, up from $1.4 billion at December 31, 2002, primarily due to cash flow from the company’s ongoing business operations.

Adjusted Results

MedImmune also announced “adjusted” results today, which exclude certain amounts associated with the acquisition of MedImmune Vaccines. MedImmune computes adjusted earnings in both years by adding back amounts that are related to the acquisition of MedImmune Vaccines. In 2003, these amounts included: amortization of intangible assets; compensation expense associated with the assumption and vesting of unvested stock options, retention payments; and amortization of premium on convertible subordinated notes acquired as a part of acquisition of MedImmune Vaccines. In 2002, the adjusted amounts also included the acquired in-process research and development charge and severance payments in addition to amounts for the items previously listed. MedImmune believes the adjusted results are more indicative of the underlying trends in the operations of the business, and will continue to provide adjusted results in addition to reporting earnings computed in accordance with GAAP. The accompanying schedules present the reconciliation from GAAP results to adjusted results, with additional details included in the notes to those schedules.

2003 Six Month Adjusted Earnings

For the 2003 first half, MedImmune’s adjusted net earnings more than doubled over the 2002 first half to $128 million, or $0.50 per diluted share. In the first six months of 2002, MedImmune’s adjusted net earnings was $46 million, or $0.18 per diluted share.

Gross margins on product sales for the 2003 first half were 76 percent compared to 75 percent in the 2002 first half, due to higher margins, particularly for Synagis, which are largely a result of lower sales allowances that increased net product sales.

Research and development (R&D) expenses decreased to $58 million in the 2003 first half from $74 million in the 2002 first half, due largely to the completion of several late-stage clinical trials by the end of 2002, including Phase 2 clinical trials with siplizumab, and the Phase 3 Synagis clinical trial in congenital heart disease patients that was submitted to the FDA in December 2002.

Selling, general and administrative (SG&A) costs in the 2003 first half increased to $169 million from $137 million in the 2002 first half, due primarily to increases in co-promotion expenses for Synagis.

Other operating expenses in the 2003 first half were $20 million compared to $33 million in the 2002 first half. The decrease is due to the shift in the costs of FluMist manufacturing that are in inventory this year, but were expensed as other operating costs in the same period in the prior year.

MedImmune estimates its effective tax rate to be 37 percent for the 2003 period, compared to 36 percent in the first half of 2002. The increase is largely due to a reduction in the amount of credits available for research and development activities relative to the growth in earnings.

2003 Second Quarter Adjusted Earnings

For the 2003 second quarter, MedImmune’s adjusted net earnings increased to $15 million, or $0.06 per diluted share, compared to an adjusted loss of $25 million, or $0.10 per share, for the 2002 second quarter. Gross margins on product sales were 73 percent in both the 2003 and 2002 quarters.

R&D expenses decreased to $28 million in the 2003 second quarter from $33 million in the 2002 second quarter, due largely to the completion of several late-stage clinical trials by the end of 2002, including Phase 2 clinical trials with siplizumab, and the Phase 3 Synagis clinical trial in congenital heart disease patients that was submitted to the FDA in December 2002.

SG&A costs in the 2003 second quarter increased to $53 million from $45 million in the comparable 2002 period, due primarily to increased co-promotion expenses for Synagis associated with the product’s domestic sales growth and a modest increase in the size of the sales force associated with the marketing launch of FluMist.

Other operating expenses in the 2003 second quarter were $1 million compared to $19 million in the 2002 second quarter. The decrease is due to the shift in the costs of FluMist manufacturing that are in inventory this year, but were expensed as other operating costs in last year’s quarter.

Looking Ahead in 2003

MedImmune is providing both GAAP and adjusted guidance, as well as a reconciliation between the two, as a convenience to its investors. As previously described in this press release, MedImmune’s 2003 adjusted guidance excludes certain amounts associated with the acquisition of MedImmune Vaccines. To reconcile MedImmune’s adjusted guidance to its GAAP guidance for 2003, the following acquisition-related expenses should be excluded from the GAAP guidance: approximately $4 million in cost of sales; approximately $2 million in R&D; approximately $9 million in SG&A; and approximately $5 million in other operating expenses. In addition, approximately $2 million of net interest income should be excluded from the GAAP guidance to reconcile to the adjusted guidance. The guidance and objectives provided below are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Guidance for the Year Ending December 31, 2003

MedImmune has increased its 2003 guidance for total revenues, product sales and Synagis sales due to stronger than expected growth in Synagis in the first half of the year. The company also increased its R&D guidance due to costs associated with advancing and expanding the product pipeline. Other than these specifically identified items, all other previously stated financial guidance remains unchanged.

Revenue Guidance for 2003

• Total revenues: $1.1 billion to $1.15 billion (30% to 36% growth over 2002)
• Product sales: 27% to 31% over 2002
• Synagis revenues: 23% to 27% over 2002
• Ethyol revenues: 20% to 25% over 2002
• Total FluMist revenues (product sales and other revenues, primarily from milestones and royalties):   $120 million to $140 million

GAAP Guidance for 2003

• Earnings per diluted share: $0.84 to $0.89 (compared to a 2002 loss of $4.40 per share)
• Gross margins: approximately 71% of product sales
• R&D: $157 million to $162 million
• SG&A: 34% to 35% of product sales
• Other operating expenses: $21 million to $24 million
• Tax rate: approximately 37%

Adjusted Guidance for 2003

• Earnings per diluted share: $0.88 to $0.93 (110% to 121% growth over 2002)
• Gross margins: approximately 71% of product sales
• R&D: $155 million to $160 million
• SG&A: 33% to 34% of product sales
• Other operating expenses: $17 million to $20 million
• Tax rate: approximately 37%

Guidance for the quarter ending September 30, 2003

For the first time, MedImmune is providing the following guidance for the third quarter of 2003. The difference between the GAAP and adjusted guidance is approximately $3 million of net expenses associated with the acquisition of MedImmune Vaccines.

• Loss per share:
• Adjusted: ($0.08) to ($0.11)
• GAAP: $(0.09) to ($0.12)
• Total revenues: $85 million to $95 million

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, July 24, 2003 at 8:00 a.m. Eastern Time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until August 1, 2003. An audio replay of the webcast will be available, beginning at 11:00 a.m. Eastern Time on July 24, 2003 and ending at midnight August 1, 2003 by calling (888) 286-8010. The pass code for the audio replay is 95451238.

About MedImmune

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), FluMist™ (influenza virus vaccine live, intranasal), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,700 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune, visit the company’s website at www.medimmune.com.

Synagis is marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease, which is prominent in the Northern Hemisphere from October through May. FluMist is marketed for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5-17 years of age, and healthy adults, 18-49 years of age. Ethyol is marketed for the reduction of both cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer and moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid. CytoGam is marketed for the prophylaxis against cytomegalovirus disease associated with transplantation of kidney, lung, liver, pancreas, and heart. For full prescribing information of all of MedImmune’s products, see the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of July 24, 2003 and will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; whether FluMist will be successfully launched at a favorable price; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q and its current reports on Form 8-K filed with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease and influenza occur primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. This press release contains certain financial measures that are adjusted to exclude amounts required by GAAP, and includes the most directly comparable GAAP measure for each adjusted measure, as well as a reconciliation between the GAAP results and the adjusted results. This press release can be found on MedImmune’s website at www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Product sales	$85,864	$57,330	$518,299	$377,998
Other revenue	31,935	6,392	35,446	15,357

	117,799	63,722	553,745	393,355

Costs and expenses:
Cost of sales	23,197	15,642	126,028	95,519
Research and development	28,904	34,545	59,568	78,614
Selling, general and administrative	55,495	47,354	173,581	142,994
Other operating expenses	1,415	22,152	22,871	43,993
Acquired in-process research and development	--	--	--	1,179,321

	109,011	119,693	382,048	1,540,441

Interest income, net	12,706	10,096	23,897	19,268
Loss on investment activities	(139)	(109)	(396)	(109)

Earnings (loss) before income taxes	21,355	(45,984)	195,198	(1,127,927)
Provision (benefit) for income taxes	7,901	(16,528)	72,223	18,387

Net earnings (loss)	$13,454	$(29,456)	$122,975	$(1,146,314)

Basic earnings (loss) per share	$0.05	$(0.12)	$0.49	$(4.62)

Shares used in computing basic earnings (loss) per share	252,106	250,161	251,836	248,110

Diluted earnings (loss) per share	$0.05	$(0.12)	$0.48	$(4.62)

Shares used in computing diluted earnings (loss) per share	258,200	250,161	257,390	248,110

MedImmune, Inc.

Selected Financial Information – Reconciliation of GAAP to Adjusted Results (Unaudited)

(in thousands, except per share data)

_
	Three Months Ended June 30, 2003				Three Months Ended June 30, 2002
	Acquisition-related				Acquisition-related
	GAAP (1)	Adjustments (2)		Adjusted	GAAP (1)	Adjustments (2)		Adjusted
Revenues:
Product sales	$85,864	$--		$85,864	$57,330	$--		$57,330
Other revenue	31,935	--		31,935	6,392	--		6,392

	117,799	--		117,799	63,722	--		63,722

Costs and expenses:
Cost of sales	23,197	--		23,197	15,642	--		15,642
Research and development	28,904	(1,154	)(3)	27,750	34,545	(1,278	)(6)	33,267
Selling, general and
administrative	55,495	(2,057	)(4)	53,438	47,354	(2,607	)(7)	44,747
Other operating expenses	1,415	--		1,415	22,152	(3,448	)(8)	18,704
Acquired in-process
research and development	--	--		--	--	--		--

	109,011	(3,211)		105,800	119,693	(7,333)		112,360

Interest income, net	12,706	(466	)(5)	12,240	10,096	(886	)(9)	9,210
Loss on investment activities	(139)	--		(139)	(109)	--		(109)

Earnings (loss) before income taxes	21,355	2,745		24,100	(45,984)	6,447		(39,537)
Provision for income taxes	7,901	1,016		8,917	(16,528)	2,281		(14,247)

Net earnings (loss)	$13,454	$1,729		$15,183	$(29,456)	$4,166		$(25,290)

Basic earnings (loss) per share	$0.05	$0.01		$0.06	$(0.12)	$0.02		$(0.10)

Shares used in computing
basic earnings (loss) per share	252,106			252,106	250,161			250,161

Diluted earnings (loss) per share	$0.05	$0.01		$0.06	$(0.12)	$0.02		$(0.10)

Shares used in computing
diluted earnings (loss) per share	258,200			258,200	250,161			250,161

(1)

GAAP results are the company’s historical results that were prepared in accordance with accounting principles generally accepted in the United States of America and include the results of operations for MedImmune Vaccines, Inc. beginning January 10, 2002.

(2)	Acquisition-related adjustments are the amounts listed in notes (3) through (9) that are related to the company’s acquisition of MedImmune Vaccines, Inc.

(3)

Consists of $0.4 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.3 million for retention payments, and $0.4 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(4)	Consists of $2.1 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(5)

Consists of $0.5 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes. (6) Consists of $1.3 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction

(7)	Consists of $2.6 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(8)	Consists of $3.4 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(9)	Consists of $0.9 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes.

MedImmune, Inc.

Selected Financial Information – Reconciliation of GAAP to Adjusted Results (Unaudited)

(in thousands, except per share data)

_
	Six Months Ended June 30, 2003				Six Months Ended June 30, 2002
	Acquisition-related				Acquisition-related
	GAAP (1)	Adjustments (2)		Adjusted	GAAP (1)	Adjustments (2)		Adjusted
Revenues:
Product sales	$518,299	$--		$518,299	$377,998	$--		$377,998
Other revenue	35,446	--		35,446	15,357	--		15,357

	553,745	--		553,745	393,355	--		393,355

Costs and expenses:
Cost of sales	126,028	--		126,028	95,519	--		95,519
Research and development	59,568	(2,052	)(3)	57,516	78,614	(4,564	)(7)	74,050
Selling, general and
administrative	173,581	(4,207	)(4)	169,374	142,994	(5,903	)(8)	137,091
Other operating expenses	22,871	(3,164	)(5)	19,707	43,993	(11,018	)(9)	32,975
Acquired in-process
research and development	--	--		--	1,179,321	(1,179,321	)(10)	--

	382,048	(9,423)		372,625	1,540,441	(1,200,806)		339,635

Interest income, net	23,897	(932	)(6)	22,965	19,268	(886	)(11)	18,382
Loss on investment activities	(396)	--		(396)	(109)	--		(109)

Earnings (loss) before income taxes	195,198	8,491		203,689	(1,127,927)	1,199,920		71,993
Provision for income taxes	72,223	3,142		75,365	18,387	7,354		25,741

Net earnings (loss)	$122,975	$5,349		$128,324	$(1,146,314)	$1,192,566		$46,252

Basic earnings (loss) per share	$0.49	$0.02		$0.51	$(4.62)	$4.81		$0.19

Shares used in computing
basic earnings (loss)
per share	251,836			251,836	248,110			248,110

Diluted earnings (loss) per share	$0.48	$0.02		$0.50	$(4.62)	$4.80		$0.18

Shares used in computing
diluted earnings (loss)
per share	257,390			257,390	248,110			254,781

(1)

GAAP results are the company’s historical results that were prepared in accordance with accounting principles generally accepted in the United States of America and include the results of operations for MedImmune Vaccines, Inc. beginning January 10, 2002.

(2)	Acquisition-related adjustments are the amounts listed in notes (3) through (11) that are related to the company’s acquisition of MedImmune Vaccines, Inc.

(3)

Consists of $0.9 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.5 million for retention payments, and $0.7 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(4)	Consists of $4.2 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(5)

Consists of $2.7 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.2 million for retention payments, and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(6)

Consists of $0.9 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes. (7) Consists of $2.8 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $1.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(8)

Consists of $5.1 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $0.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(9)

Consists of $7.0 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $4.0 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(10)	Represents the fair value of purchased in-process technology of $1.2 billion, primarily related to MedImmune Vaccines’ lead product candidate, FluMist, which was approved by the FDA on June 17, 2003

(11)	Consists of $0.9 million relating to the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes.

MedImmune, Inc.

Condensed Consolidated Balance Sheets (1)

(in thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)
Assets:
Cash and marketable securities	$1,587,973	$1,423,056
Trade and contract receivables, net	40,073	124,172
Inventory, net	81,379	59,963
Deferred taxes, net	185,768	247,773
Property and equipment, net	215,520	183,992
Goodwill and intangible assets, net	120,925	129,245
Other assets	28,387	20,088

	$2,260,025	$2,188,289

Liabilities and shareholders' equity:
Accounts payable	$12,300	$19,773
Accrued expenses	149,253	231,407
Other liabilities	38,124	41,519
Long term debt	217,029	218,356
Shareholders' equity	1,843,319	1,677,234

	$2,260,025	$2,188,289

Common shares outstanding	252,391	251,262

(1)     Certain prior year amounts have been reclassified to conform to the current presentation.